UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2016

DIGIMARC CORPORATION

(Exact name of registrant as specified in its charter)

Oregon	001-34108	26-2828185
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

9405 SW Gemini Drive, Beaverton Oregon 97008

(Address of principal executive offices) (Zip Code)

(503) 469-4800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 7, 2016, the Board of Directors of Digimarc Corporation (the “Company”) approved an increase in the size of the Board of Directors from five to seven members and appointed the following individuals to serve in the newly created seats until the next annual meeting of shareholders, at which time the Board of Directors intends to nominate each for election by the Company’s shareholders.

•	Andrew Walter
•	Gary DeStefano

As non-employee directors of the Company, Mr. Walter and Mr. DeStefano will be compensated according to the Company’s non-employee director compensation practices, which are described under the heading “Director Compensation” in the Company’s proxy statement for its 2016 annual meeting of shareholders, which was filed with the U.S. Securities and Exchange Commission on March 15, 2016. This compensation consists of annual retainers for service on the Board of Directors in the amount of $50,000, which will be prorated for 2016 based on the length of each new director’s service on the Board of Directors. Additionally, upon their appointment, Mr. Walter and Mr. DeStefano were each granted shares of restricted common stock of the Company having an aggregate value of approximately $200,000. These shares vest over the three-year period commencing on the date of grant, with 1/3 of the shares vesting on each of the first three anniversaries of the date of grant. In addition, the Company will enter into an indemnification agreement with Mr. Walter and Mr. DeStefano in the same form as previously entered into by the Company with its other non-employee directors. There are no arrangements or understandings between either of the new directors and any other persons pursuant to which either director was selected as a director.

Item 8.01.Other Events.

On October 11, 2016, the Company issued a press release announcing the appointment of Mr. Walter and Mr. DeStefano as directors of the Company. The press release is attached to this report as Exhibit 99.1.

Item 9.01.Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release issued by the Company, dated October 11 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 11, 2016

By:	/s/ Robert P. Chamness
Robert P. Chamness
EVP, Chief Legal Officer and Secretary

DIGIMARC CORPORATION

FORM 8-K

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release issued by the Company, dated October 11, 2016.